Exhibit 99.2 Press Release of 2/23/06

Chembio’s Rapid HIV Test Selected by Nigeria

Projected Need for 35 Million Tests to Attain PEPFAR 2008 Goal

MEDFORD, N.Y. - February 23, 2006 - The Nigerian Ministry of Health announced this week that Chembio Diagnostics, Inc.’s (OTCBB:CEMI) HIV 1/2 STAT-PAK(TM) is designated as a screening test in four out of the eight testing protocols that comprise Nigeria’s Interim National Testing Algorithm. Nigeria is initially implementing a “parallel testing algorithm”, and as such uses two screening tests from different manufacturers on each patient tested. This program is being launched very soon to quickly and accurately identify HIV positive individuals so that treatment goals can be achieved.

Nigeria is Africa’s most populous country with an estimated 135 million inhabitants. It has an estimated 3.6 million HIV infected individuals of which only 28,500 are currently receiving anti-retroviral (ARV) treatment according to a recent report to Congress by PEPFAR, the acronym for President Bush’s $15 billion Emergency Plan for AIDS Relief. PEPFAR’s goal is for 350,000 Nigerians to receive anti-retroviral treatment by 2008. Rapid HIV tests allow patients to be screened and confirmed at the point of care, and will help in Nigeria’s efforts to scale up testing and thereby meet its treatment goals more rapidly. In addition to the PEPFAR targets, the Nigerian National AIDS Control Administration (NACA) is aiming to put 250,000 people on anti-retroviral viral treatment as soon as possible. Chembio believes, based upon estimates by the Global Business Coalition on HIV/AIDS (www.businessfightsaids.org) and other experts that on average approximately 100 people need to be tested in order to identify one person eligible for treatment. This results in a projected need for 35 million patients to be tested (with at least one screening test) just to meet the goals established by PEPFAR for Nigeria.

““We are very pleased to be selected for Nigeria’s Interim National Testing Algorithm. I believe that millions of individuals will need to be tested in order to identify HIV patients suitable for ARV treatment and to meet treatment targets,” said Avi Pelossof, Chembio’s Vice President of Sales, Marketing and Business Development.

Chembio is committed to supporting Nigeria’s treatment goals with its rapid HIV tests. In late 2005, Chembio established Chembio Diagnostics Nigeria Ltd., a wholly owned subsidiary headed by Dr. Joseph Nnorom, MD, MPH. Dr. Nnorom was until most recently the Medical Epidemiologist of the U.S. CDC's Global AIDS Program in Nigeria, and has been working on HIV/AIDS in Nigeria for more than 20 years.

“We are proud to be associated with Nigeria’s focused efforts to strengthen its response to the HIV/AIDS epidemic. Improved counseling and testing services will help Nigerians determine their serostatus and do something about it. Counseling and testing is as important to HIV prevention as it is to care and treatment", said Dr. Nnorom.

ABOUT CHEMBIO
Chembio Diagnostics, Inc. (Chembio) possesses expertise in the development and manufacturing of rapid test products for various infectious diseases, including HIV, Tuberculosis and Chagas Disease. References to Chembio Diagnostics, Inc. may actually refer to Chembio Diagnostic Systems, Inc.; the 100%-owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact: Vince Daniels/James Carbonara
The Investor Relations Group 212-825-3210